Exhibit 99.2

For more information, please contact:
Jennifer Jordan	Adolph Hunter
Investors and Shareholders	Media and Industry Analysts
Cadence Design Systems, Inc.	Cadence Design Systems, Inc.
408.944.7100	408.914.6016
investor_relations@cadence.com	publicrelations@cadence.com
CADENCE DESIGN SYSTEMS ANNOUNCES AUTHORIZATION OF $500 MILLION STOCK REPURCHASE
     San Jose, Calif., December 12, 2006 — Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced that its Board of Directors has approved an authorization to repurchase up to $500 million of its common stock, effective immediately. This is in addition to the approximately $153 million remaining from Cadence’s previous stock repurchase authorization.
     Share repurchases under this authorization may be made in the open market or in privately negotiated transactions. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.
     About Cadence
Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2005 revenues of approximately $1.3 billion, and has approximately 5,200 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com